Exhibit 10.15
Herbert Smith
8 OCTOBER 2007

AGREEMENT
for the sale and purchase of certain assets of
ATMEL NORTH TYNESIDE LIMITED

by and among
TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY LIMITED,
ATMEL NORTH TYNESIDE LIMITED,
and
ATMEL CORPORATION
 1

AGREEMENT FOR SALE AND PURCHASE OF CERTAIN ASSETS
DATE 8 OCTOBER 2007
PARTIES
(1)	TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY LIMITED (incorporated in Taiwan, Republic of China) the registered office/principal place of business of which is at 8 Li-Hsin 6 Road, Hsinchu Science Park, Hsinchu, Taiwan ROC 300-77 (the “Purchaser”)

(2)	ATMEL NORTH TYNESIDE LIMITED (incorporated and registered in England and Wales under company number 04018730 the registered office of which is at Lacon House, Theobald’s Road, London WC1X 8RW (the “Seller”); and

(3)	ATMEL CORPORATION (incorporated in the State of Delaware) the principal place of business of which is at 2325 Orchard Parkway, San Jose, California 95131, USA (the “Guarantor”).
IT IS AGREED AS FOLLOWS:
1.	DEFINITIONS

In this Agreement, the following definitions apply:

“Accepted Non-Compliant Tool” means any Tool which is a Failed Tool but which the Purchaser has accepted pursuant to Schedule 7 on the basis of the Reduced Tool Price and which has become a Purchaser’s Tool upon such acceptance;

“Accepted Repaired Tool” means any Tool which is a Failed Tool that is a Critical Tool but which the Purchaser has accepted pursuant to paragraph 10(c) of Schedule 7;

“Accepted Tool” means a Tool which has met or exceeded the Equipment Condition Baseline in the Equipment Acceptance Test in accordance with Schedule 7;

“Accessories” means the ancillary systems related to the Tools as delivered by the original equipment manufacturer for such Tools and that are in Seller’s possession; for each Tool, “Accessories” include at least one complete pump set and may also include, without limitation, generators, chillers, heaters, gas cabinets, local scrubbers, pumping lines, O3 generators and O3 destructors;

“Agreed Form” means in a form agreed by and signed by or on behalf of the applicable Party or Parties;

“Agreed Level” shall have the meaning attributed to it in Schedule 7;

“Appointed ECB Tester” means an appropriately qualified employee of the Seller or the Guarantor;

“Appointed ECB Witness” means an appropriately qualified employee of the Purchaser;

“Assets” means the Tools, Accessories, Manuals and Spare Parts;

“Business Day” means a day other than Saturday, Sunday or a day on which banks are authorised to close in London;

“Claim” means a claim by the Purchaser against the Seller or the Guarantor under any provision of this Agreement, for breach of any of the Warranties or breach of any other provision of this Agreement, or under, or for a breach of, any provision of any of the Related Agreements, or a claim by the Seller or the Guarantor against Purchaser under, or for a breach of, any provision of this Agreement, or under, or for a breach of, any provision of any of the Related Agreements (as the context may require);

“Completion” means the time at which (i) the Condition is satisfied pursuant to Clause 3 and (ii) the Transaction is then consummated;

“Condition” shall have the meaning attributed to it in Clause 3;

“Consumables” means all consumables relating to the Tools, including but not limited to quartzware, targets, gases, chemicals and other supplies;

“Consumed Spare Parts” means any Spare Parts are consumed and used by the Seller between the date of this Agreement and the Production End Date;

“Critical Tool” means any Tool identified as a Critical Tool in the Tool List;

“ECB Plan” shall have the meaning attributed to it in Schedule 7;

“Effective Date” means the date on which this Agreement becomes unconditional following the satisfaction of the Condition;

“Employees” means the persons employed by the Seller immediately prior to the date hereof and any further persons employed by the Seller immediately before the Tri-Partite Agreement becomes unconditional under the terms therein;

“Equipment Acceptance Test” shall have the meaning set forth in Schedule 7;

“Equipment Condition Baseline” means the objectively measurable condition of each Tool as referred to in Schedule 7;

“Escrow Account” means the interest bearing deposit account details of which are set forth in the Escrow Agreement in the name of JP Morgan Chase whereby the Seller and the Purchaser which account shall be established and regulated in accordance with the Escrow Agreement;

“Escrow Agent” means JP Morgan Chase as appointed pursuant to the Escrow Agreement;

“Escrow Agreement” means the joint escrow account agreement in Agreed Form relating to the Escrow Account to be entered into and effective on or around the date hereof;

“Escrow Interest” shall have the meaning attributed to it in Clause 5.2;

“Escrow Release Amount” shall have the meaning attributed to it in Clause 6.2;

“Fab” means the facility for the production and manufacture of semiconductor and related products located at the Premises;

“Failed Tool” is a Tool which fails to meet the Equipment Condition Baseline in an Equipment Acceptance Test carried out pursuant to Schedule 7;

“Final Escrow Release Date” means the date on which the final payments are made from the Escrow Account pursuant to the Escrow Agreement;

“Final Spare Parts Inventory” shall have the meaning attributed to it in Clause 5.5;

“Governmental Entity” means any supranational, national, international, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality;

“Guarantor’s Warranties” means the warranties made by the Guarantor in this Agreement.

“Initial Spare Parts Inventory” shall have the meaning attributed to it in Clause 5.5;

“Joint Escrow Instructions” shall be any joint instructions of the Purchaser and the Seller to the Escrow Agent for release and payment of any amount to the Seller or the Purchaser from the Escrow Account in the form set forth in Schedule 2 to the Escrow Agreement;

“Last Spare Parts Transfer Date” shall have the meaning set forth in Clause 5.5;

“Law” means any law, statute, order, code, ordinance, regulation, rule, policy, guidance, interpretation of the law or administrative practice of any Governmental Entity;

“Liens” means any mortgage, pledge, lien, encumbrance, hypothecation, security interest or other security agreement or security arrangement;

“Long Stop Date” means 31 May 2008;

“Losses” means claims, losses, damages, liabilities and reasonable costs and expenses;

“Manuals” means any and all documents, references, and guides in the Seller’s possession that explain or describe (the operation or maintenance of the Tools;

“Non Specific Spare Part” shall have the meaning set forth in Clause 5.4.2;

“Non Specific Spare Part Price” shall have the meaning set forth in Clause 5.4.2;

“OEM” means the original equipment manufacturer of any relevant Tool;

“Overrun” means that the Purchaser’s Tools remain on the Premises after the Tool Removal Completion Date;

“Parties” means, collectively, the Seller, the Purchaser and the Guarantor;

“Party” means, individually, the Seller, the Purchaser or the Guarantor, as the case may be;

“Payment Date” means the last Business Day of the month following the first Transfer Date and each last Business Day of each month thereafter until the Final Escrow Release Date.

“Premises” means leasehold property known as Land at Middle Engine Lane, Hadrian Business Park, Silverlink, Wallsend, Newcastle Upon Tyne, NE28 9NZ registered at the Land Registry under title numbers TY319516 and TY319520, including all buildings and erections thereon, but excluding the plot of land located near the parking area to the office building which is subject to the contract dated 15 November 2006 among (i) the Seller, (ii) Sandalbeech Limited and (iii) Honda Motor Europe Limited;

“Production End Date” means 31 December 2007 (or such other date as may be agreed between the Purchaser and the Seller in writing);

“Purchase Price” shall have the meaning attributed to it in Clause 4.1;

“Purchaser’s Bank Account” means the bank account with the details set forth in Schedule 12 attached hereto.

“Purchaser’s Solicitors” means Simmons & Simmons of CityPoint, One Ropemaker Street, London EC2Y 9SS;

“Purchaser’s Tools” means any Tool risk in and title to which has been transferred to the Purchaser on the relevant Transfer Date;

“Purchaser’s Warranties” means the warranties made by the Purchaser in this Agreement.

“Reduced Critical Tool Price” shall have the meaning attributed to it in Schedule 7;

“Reduced Tool Price” shall have the meaning attributed to it in Schedule 7;

“Rejected Tool” means any Tool that the risk in or title to such Tool remains with the Seller and does not pass to the Purchaser pursuant to this Agreement;

“Related Agreements” means the Tri-Partite Agreement and the Escrow Agreement;

“Retained Equipment” means all items of machinery, tools and any other assets set forth in the list in Schedule 6 together with all other equipment and assets of whatever nature found on the Premises as of the date hereof but excluding any Tools, Spare Parts, Accessories and Manuals;

“Sellers’ Solicitors” means Herbert Smith of Exchange House, Primrose Street, London EC2A 2HS;

“Seller’s Bank Account” means the bank account with the details set forth in Schedule 11 attached hereto;

“Seller’s Warranties” means the warranties made by the Seller in this Agreement;

“Spare Parts” means the stock of spare parts for the Tools set forth in Schedule 5, which schedule shall be audited, amended and updated pursuant to the terms set forth in Clause 5.5;

“Spare Parts Transfer Date” shall have the meaning set forth in Clause 4.5;

“Third Party Claim” shall have the meaning attributed to it in Clause 18;

“Threshold Cost” shall have the meaning attributed to it in Schedule 7;

“Tool List” means the list of Tools set forth in Schedule 4;

“Tool Price” means the part of the Purchase Price apportioned to each Tool and all of its related Spare Parts, Accessories and Manuals, as set forth opposite that Tool in Schedule 4;

“Tool Removal Completion Date” means 30 April 2008 (or such other date as may he agreed between the Purchaser and the Seller in writing);

“Tool Removal Start Date” means a date after the date of this Agreement that is no later than 1 January 2008 (or such other date as may be agreed between the Purchaser and the Seller in writing);

“Tools” means the equipment and tools of the Seller which are listed in Schedule 4 (and which definition shall not include Purchaser’s Tools);

“Total Consumed Spare Parts” shall have the meaning attributed to it in Clause 5.6;

“Total Consumed Spare Parts Value” shall have the meaning attributed to it in Clause 5.6;

“Transaction” means the transaction or series of transactions contemplated in this Agreement and the Tri-Partite Agreement;

“Transfer Date” for any Tool means the date on which risk in and title to such Tool is passed to the Purchaser as set forth in Schedule 7;

“Transfer Regulations” means The Transfer of Undertakings (Protection of Employment) Regulations 2006;

“Tri-Partite Agreement” means the agreement of even date herewith by and among the Purchaser, the Seller, the Guarantor, Highbridge Business Park Limited and Highbridge Properties Plc;

“VAT” means United Kingdom value added tax; and

“VATA” means the Value Added Tax Act 1994.

2.	INTERPRETATION

2.1	In this Agreement:
2.1.1	the contents page(s) and clause headings are for convenience only and do not affect its construction;

2.1.2	words denoting the singular include the plural and the other way round;

2.1.3	words denoting one gender include each gender and all genders;

2.1.4	general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things; and

2.1.5	references to time and dates shall be references to the local time and the date in London, United Kingdom.

2.2	In this Agreement, unless otherwise specified or the context otherwise requires, a reference to:
2.2.1	any reference to this Agreement includes the schedules, exhibits and other attachments to it each of which forms part of this Agreement for all purposes;

2.2.2	a person is to be construed to include a reference to any individual, firm, partnership, company, corporation, association, organisation or trust (in each case whether or not having a separate legal personality);

2.2.3	a document, instrument or agreement (including, without limitation, this Agreement) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or novated from time to time;

2.2.4	a clause or schedule (whether or not capitalised) is a reference to a clause of or schedule to this Agreement and a reference to this Agreement includes its schedules, exhibits and all other attachments hereto;

2.2.5	a paragraph is a reference to a paragraph of the schedule in which the reference appears;

2.2.6	any phrase introduced by the term “include”, “including”, “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding or following that term;

2.2.7	a provision of any statute, statutory provision, European Community directive or other legislation is to be construed as a reference to such provision as amended or re-enacted or as its application is modified from time to time (whether before or after the date of this Agreement) and shall include a reference to any provision of which it is a re-enactment (whether with or without modification) and to any orders, regulations, instruments or other subordinate legislation (and relevant codes of practice) made under the relevant statute or other legislation except to the extent that any amendment or re-enactment coming into force after the date of this Agreement would increase or extend the liability of any Party to any other person under this Agreement; and

2.2.8	writing shall include any mode of reproducing words in a legible and permanent form.
3.	CONDITION

The sale and purchase of the Assets under this Agreement and the consummation of the Transaction are conditional on the Tri-Partite Agreement becoming unconditional subject to the condition therein being satisfied (the “Condition”).
4.	SALE AND PURCHASE

4.1	The Seller shall sell and transfer and the Purchaser shall purchase, free from Liens the legal and beneficial title to the Assets for an aggregate consideration of US$82,000,000 (eighty two million US dollars) (the “Purchase Price”) on the terms and subject to the conditions set forth in this Agreement.

4.2	Risk in and title to the Tools shall pass to the Purchaser at the Premises on the relevant Transfer Date, each such Transfer Date to take place in accordance with the procedure set forth in Schedule 7.

4.3	Risk in and title to the Accessories and Manuals relating to any Tool shall pass to the Purchaser at the Premises simultaneously with the transfer of risk in and title to the relevant Tool.

4.4	Risk in and title to the Spare Parts which relate and are specific to any Tool (as identified pursuant to Clause 4.2 and the audit of Spare Parts set forth in Clause 5.5) shall pass to the Purchaser at the Premises simultaneously with the transfer of risk in and title to the relevant Tool.

4.5	Risk in and title to the Non Specific Spare Parts shall pass to the Purchaser at the Premises at the time of the removal of such Spare Parts by the Purchaser following the Production End Date (the “Spare Parts Transfer Date”).

4.6	For the avoidance of doubt the sale and purchase of the Assets and the Transaction shall not include the Retained Equipment and no title to such Retained Equipment shall pass as a result of the Transaction or this Agreement, the Tri-Partite Agreement, the Escrow Agreement or any other document referred thereto.

5.	CONSIDERATION

5.1	Subject to adjustment in accordance with the other provisions of this Clause 5, the consideration for the sale and purchase of the Assets as contemplated herein shall be the Purchase Price (apportioned as set forth in Schedule 4) which shall be paid in cash as set forth in this Clause 5.

5.2	Within seven days of the date hereof the Purchaser shall pay by wire transfer in immediately available funds the full amount of the Purchase Price into the Escrow Account. Interest on the monies standing to the credit from time to time of the Escrow Account (“Escrow Interest”) shall accrue for the benefit of the Purchaser, but the Purchaser agrees that such Escrow Interest shall be paid or disbursed in accordance with the provisions in the Escrow Agreement.

5.3	The fees of the Escrow Agent being US$3,000 shall be borne equally by the Seller and the Purchaser.

5.4	Within 45 days following the date hereof the Purchaser and the Seller shall verify and agree the allocation of the Purchase Price as set out in Schedule 4 as follows:
5.4.1	a Tool Price shall be determined for each Tool and all related Accessories, Manuals and Spare Parts;

5.4.2	a price (a “Non Specific Spare Part Price”) shall be determined for and allocated to each Spare Part which is not specific to any Tool (a “Non Specific Spare Part”);

5.4.3	the Tool Price for any Tool, and all related Accessories, Manuals and Spare Parts may be nil. The Non Specific Spare Part Price for any Non Specific Spare Part shall be nil;

5.4.4	the aggregate of all Tool Prices and Non Specific Spare Part Prices shall not exceed the Purchase Price.
5.5	Within 45 days of the date of this Agreement, in order to identify the Spare Parts to be transferred to the Purchaser, the Seller shall perform an audit of its inventory of the Spare Parts and amend, update or make any corrections to Schedule 5 as necessary and appropriate (the “Initial Spare Parts Inventory”) and shall submit such Initial Spare Parts Inventory to the Purchaser for review. Such Initial Spare Parts Inventory shall inter alia determine all Non Specific Spare Parts and all Non Specific Spare Parts Prices. The Seller shall review and maintain its record of inventory of Spare Parts on each Transfer Date or Spare Parts Transfer Date and update Schedule 5 as necessary and appropriate, to take into account all spare parts (including Non Specific Spare Parts) as have been transferred to the Purchaser on any Transfer Date or Spare Parts Transfer Date and any Consumed Spare Parts. On the “Last Spare Parts Transfer Date” (being the date on which risk in and title to the last remaining Spare Parts on the Initial Spare Parts Inventory shall pass to the Purchaser and which shall be the later of the last Transfer Date or the last Spare Parts Transfer Date) the Seller shall perform a final audit of its inventory of Spare Parts and produce a final version of Schedule 5 containing the inventory of Spare Parts as of such Last Spare Parts Transfer Date, which shall specify all the Spare Parts (including all Non Specific Spare Parts) which were transferred to the Purchaser and all Consumed Spare Parts (the “Final Spare Parts Inventory”) and shall submit such Final Spare Parts Inventory to the Purchaser for review.

5.6	At the time of the Final Spare Parts Inventory, the Seller and the Purchaser shall determine (i) the aggregate number of Consumed Spare Parts by reference to all of the revised and updated versions of Schedule 5 and the difference (if any) between the Initial Spare Parts Inventory and the Final Spare Parts Inventory (the “Total Consumed Spare Parts”), and (ii) the aggregate value for the Total Consumed Spare Parts (the “Total Consumed Spare Parts Value”), which shall be an amount calculated by multiplying (a) the number of Total Consumed Spare Parts by (b) the market value for each unit of Consumed Spare Parts as determined by the Seller.

5.7	The Seller shall, at the discretion of the Purchaser, either (a) pay an amount to the Purchaser equal to the Total Consumed Spare Parts Value (which shall for these purposes include instructing the Escrow Agent to release from and pay out of the Escrow Account monies to the Purchaser) or (b) provide the Purchaser with spare parts identical in all material respects to the Consumed Spare Parts, in either case in accordance with such mechanics as the Parties shall agree between them acting reasonably.

5.8	If any Accepted Non-Compliant Tools become Purchaser’s Tools the aggregate Purchase Price and the relevant Tool Price shall be deemed to be reduced by the difference between the relevant Tool Price and the Reduced Tool Price paid by the Purchaser.

5.9	On the relevant Transfer Date relating to any Tool, the Tool Price for such Tool and all related Accessories, Manuals and Spare Parts shall be finally agreed by the Parties as the Tool Price determined pursuant to this Clause 5.

5.10	The Parties agree and acknowledge that no Tool Price may be changed, amended or redetermined following such Transfer Date, and such Tool Price shall be final and binding on the Parties for all purposes.

5.11	The aggregate Purchase Price shall be reduced by the aggregate of the Tool Prices relating to each Rejected Tool.

6.	ESCROW RELEASE

6.1	The Purchaser and the Seller shall use all reasonable endeavours to procure that the relevant part of the Purchase Price due to the Seller on each Payment Date is released from, and paid out of, the Escrow Account to the Seller in the manner set forth below.

6.2	Four Business Days prior to any Payment Date, the Seller shall inform the Purchaser of the amount of the Purchase Price due to the Seller on the relevant Payment Date (the “Escrow Release Amount”), such amount having been calculated by taking into account the following:
6.2.1	all Tools (including Accepted Non-Compliant Tools) which have become Purchaser’s Tools, plus

6.2.2	all Spare Parts, Accessories and Manuals that relate to such Tools,

6.2.3	all Non Specific Spare Parts which have been transferred to the Purchaser; and

6.2.4	the relevant Tool Price and Non Specific Spare Part Price attributable toe ach of the foregoing as calculated or determined in accordance with Clause 5;
in the period commencing on the date falling four Business Days prior to the previous Payment Date, or, only in the case of the first Payment Date, the Tool Removal Start Date, and ending on the date falling four Business Days prior to the relevant Payment Date (both dates inclusive).

6.3	Within four Business Days after the Tool Removal Completion Date, or in the event of an Overrun within four Business Days after the Long Stop Date, the Seller shall inform the Purchaser of the amount of the Total Consumed Spare Parts to be deducted from any Escrow Release Amount, such amount having been calculated pursuant to Clause 5.5.
6.4	Except in the event of manifest error the Purchaser shall agree to the Escrow Release Amount.

6.5	One Business Day prior to the relevant Payment Date each of the Seller and the Purchaser shall serve a counterpart of a Joint Escrow Instructions to the Escrow Agent in the Agreed Form containing the instruction to release from, and to pay out of, the Escrow Account to the Seller the Escrow Release Amount on the relevant Payment Date by electronic wire transfer of funds for same day value.

6.6	Subject to all amounts due to the Seller (including but not limited to any part of the Purchase Price) under this Agreement having been paid in full and credited to the Seller’s designated account, within 30 days after the Long Stop Date, the Purchaser shall be entitled to unilaterally instruct the Escrow Agent to release from, and pay out of, the Escrow Account to the Purchaser, the entire amount standing to the credit of the Escrow Account as at that date together with the Escrow Interest.

7.	PRE-SIGNING DELIVERIES

The Parties acknowledge respective receipt (on or prior to the date hereof) of each of the deliveries listed in Schedule 8 to this Agreement.

8.	POST-SIGNING COVENANTS

8.1	Equipment Condition Baseline

For each Tool, the Equipment Condition Baseline shall be established and the ECB Plan shall be jointly agreed upon, as set forth in Schedule 7.

8.2	Tool Shutdown and Removal
8.2.1	The Seller and the Purchaser have agreed that the Tools shall be shutdown, disconnected and line-capped by the Seller and then removed from the Premises by the Purchaser in accordance with Schedule 7.

8.2.2	The Seller shall be responsible for the shutdown, disconnection and line-capping of the Tools prior to the relevant Transfer Date, and all costs, liabilities and expenses incurred in or related to such shutdown, disconnection and line-capping of the Tools shall be borne by the Seller.

8.2.3	Subject to the Seller’s obligations set forth in Clause 10 below, the Purchaser shall be responsible for removing and shall remove the Purchaser’s Tools, Spare Parts (excluding the Consumed Spare Parts), Accessories and Manuals on or following the relevant Transfer Date and all costs, liabilities and expenses incurred in or related to removing the Purchaser’s Tools, Spare Parts (excluding the Consumed Spare Parts), Accessories and Manuals, including but not limited to costs and expenses of removing, packing, crating, exporting and shipping the Tools, shall be borne by the Purchaser.

8.2.4	The Seller agrees to use all reasonable endeavours to procure that in accordance with Schedule 7:
(A)	the first Tool shall have been disconnected, line-capped and made available for removal by the Purchaser by no later than 1 January 2008;

(B)	50 per cent (by number) of the Tools shall have been disconnected, line-capped and made available for removal by the Purchaser by no later than 1 February 2008; and

(C)	all of the Tools shall have been disconnected, line-capped and made available for removal by the Purchaser by no later than 15 February 2008.
8.2.5	Without prejudice to Clause 8.2.4, the Purchaser and the Seller shall undertake to procure that, in accordance with Schedule 7, all of the Tools shall have become Purchaser’s Tools or Rejected Tools, as the case may be, by the Tool Removal Completion Date, or in the event of an Overrun by the Long Stop Date.

8.2.6	If any Tools remain in the Premises on the Tool Removal Completion Date, in order to permit the Purchaser and the Seller to complete the steps set forth in Schedule 7, during the Overrun Period, the Seller shall provide to the Purchaser reasonable access to and space within the Fab, as well as office space for housing the Purchaser’s employees and contractors.

8.2.7	In the event of an Overrun, the Seller and the Purchaser agree to apportion the Overrun Fee (as defined below) between them on the following basis:

(A)	For the purposes of this Clause 8.2.7, the following terms have the meanings set forth below:

“Extension Period” means any period of time following the Long Stop Date during which the Purchaser and the Seller may continue to occupy the Premises for the purposes of, inter alia, performing any works and activities (including removing the Tools from the Premises) under the Tri-Partite Agreement;

“Overrun Fee” means the costs and expenses of renting the Premises and maintaining all utilities at the Premises during the Overrun Period, which shall include, without limitation, electricity, gas, water, foul water and surface drainage, heating, ventilation and air-conditioning, smoke and fumes, signals, telecommunications (excluding calls), satellite and data communications and all other utilities;

“Overrun Period” means the period commencing on the date immediately following the Tool Removal Completion Date and ending at the close of business on the Long Stop Date or the last day of the Extension Period if applicable, and includes, for the avoidance of doubt, a Business Day and each day that is not a Business Day;

“Purchaser Overrun” means an Overrun caused by or resulting from the Purchaser’s delay in removing or failure to remove all of the Purchaser’s Tools from the Premises by the Tool Removal Completion Date;

“Purchaser Overrun Day” means, in the event of a Purchaser Overrun, each day or part of a day following the Tool Removal Completion Date that the Purchaser has failed to remove all of the Purchaser’s Tools in accordance with this Agreement;

“Purchaser Overrun Fee” means the amount calculated by multiplying (i) the Overrun Fee by (ii) Purchaser’s Portion;

“Purchaser Overrun Reduced Fee” means the amount calculated by multiplying (i) the Overrun Fee by (ii) Purchaser’s Reduced Portion;

“Purchaser’s Portion” means the ratio, (i) the numerator of which is the total number of Purchaser Overrun Days, and (ii) the denominator of which is the total number of days during the Overrun Period;

“Purchaser’s Reduced Portion” means the ratio, (i) the numerator of which is the amount equal to the total number of Purchaser Overrun Days minus the total number of Seller Overrun Days, and (ii) the denominator of which is the total number of days during the Overrun Period; and

“Seller Overrun” means an Overrun caused by or resulting from the Seller’s delay in satisfying or failure to satisfy the requirements set forth under Clause 8.2.4(A), 8.2.4(B) or 8.2.4(C) above (each, a “Milestone,” and each date referred to in a Milestone, a “Milestone Date”); and

“Seller Overrun Day” means, in the event of a Seller Overrun, each day or part of a day following a Milestone Date that the Seller has failed to meet the relevant Milestone; provided, however, that when the Seller meets the relevant Milestone, the day on which the Milestone is met and each subsequent day thereafter before the next Milestone shall not be considered to be a Seller Overrun Day.
(B)	During the Overrun Period, the Seller shall be responsible for paying the total amount of the Overrun Fee to the respective utility service providers (or the landlord of the Premises as the case may be); provided, that the Purchaser shall be responsible for and shall reimburse and pay the Seller for any Purchaser Overrun Fee; provided, further, that in the event that a Purchaser Overrun is caused by or results from a Seller Overrun, the Purchaser shall be responsible for and shall reimburse and pay the Seller for the Purchaser Overrun Reduced Fee. If at any time the Purchaser Overrun Reduced Fee shall be a negative number by reason of the number of Seller Overrun Days exceeding the Purchaser Overrun Days, the Purchaser shall have no obligation to reimburse or pay the Seller under this Clause 8.2.7(B).

(C)	As soon as practicable after the date of the last Purchaser’s Tool to be removed from the Premises and in any event no later than the Long Stop Date, or in the event of an Extension Period the last day of occupancy of the Premises, the Purchaser Overrun Fee or the Purchaser Overrun Reduced Fee, as the case may be, shall be payable to the Seller in cash by wire transfer of immediately available funds to the Seller’s Bank Account.
8.3	Production End Date
8.3.1	The Purchaser agrees and accepts that:
(A)	in respect of any Assets the Seller may at its own cost continue to use such Assets for its production and operations until the earlier of the Production End Date or the Transfer Date relating to such Assets and during such time the Seller shall use and maintain any Tools used in a manner consistent with the Seller’s current practices as of the date hereof; provided that, if and to the extent that the Seller intends to use the Assets after the Production End Date, it shall notify the Purchaser in advance;

(B)	subject to Seller’s obligations in Clauses 5 as regards Consumed Spare Parts, the Seller may use and consume any and all Spare Parts relating to any such Tools in connection with its production and operations; and/or

(C)	the Seller may use and consume any and all Consumables in connection with its production and operations and the Seller shall have no obligation or liability to the Purchaser (i) to replace, provide or make available any Consumables, or (ii) to reimburse or pay to the Purchaser in connection with the Seller’s use and consumption of the Consumables.
8.4	Effect of Transfer Date or Tool Removal Completion Date
8.4.1	In respect of any Tools from the date of this Agreement until the earlier of (i) the Tool Removal Completion Date (or in the event of an Overrun, the Long Stop Date, or in the event of an Extension Period, the last day of the Extension Period) and (ii) the Transfer Date relating to such Tools, the Seller undertakes to the Purchaser that the Seller shall:

(A)	maintain the Tools in a manner consistent with the Seller’s current practices as of the date hereof; and

(B)	not sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, or grant or agree to grant any option in respect of any of the Tools (excluding any Rejected Tools) or any right or interest in them (other than pursuant to this Agreement).
8.5	Procurement of Spare Parts

If pursuant to Schedule 7 the Seller is required to procure any spare part or other items for the repair, replace or refurbish and/or maintenance of any Failed Tool, the Purchaser shall provide reasonable assistance and cooperation to the Seller to ensure that such part is sourced and delivered as soon as reasonably possible and at a reasonable cost to the Seller.

8.6	Insurance

For the period from:
8.6.1	the date of this Agreement up to and including the Effective Date, the Seller shall provide at its own cost the same level of insurance coverage as maintained at the Premises and on the Tools as at the date of this Agreement; and

8.6.2	the Effective Date up to and including the Tool Removal Completion Date, or in the event of an Overrun, up to and including the Long Stop Date, or in the event of an Extension Period, up to and including the last day of the Extension Period, the Seller shall provide at its own cost such commercially reasonable level of insurance coverage for the Premises and the Tools as is reasonably satisfactory to the Purchaser.
9.	EMPLOYEES

It is acknowledged and agreed by each of the Parties that the Transfer Regulations will not apply to the sale and purchase of the Tools under this Agreement and that accordingly no Employees will transfer to the Purchaser as a result of this Agreement and the Transaction.

10.	HEALTH AND SAFETY

10.1	From the date of this Agreement until the Tool Removal Completion Date, or in the event of an Overrun until the Long Stop Date, the Seller agrees to maintain the clean room in a manner consistent with current practices as of the date hereof.

10.2	From the date of this Agreement until the Tool Removal Completion Date, or in the event of an Overrun until the Long Stop Date, or in the event of an Extension Period, until the last day of the Extension Period:
10.2.1	in the event of any accident, damage or injury occurring at the Premises as a result of shutdown or removal of the Tools as contemplated herein, the Seller shall implement and follow its emergency response procedures existing as of the date of this Agreement; and

10.2.2	the Purchaser shall be subject to and shall comply with all security, access, environmental, health, safety and emergency response procedures of the Seller existing as of the date of this Agreement.
11.	GUARANTEE

11.1	In consideration of the Purchaser entering into this Agreement at the request of the Guarantor, as the Guarantor hereby acknowledges, the Guarantor unconditionally and irrevocably guarantees to the Purchaser the observance and performance by the Seller of the Seller’s obligations to the Purchaser under this Agreement and agrees to pay any sum that become due and payable (but remains unpaid by the Seller) which the Seller becomes liable to pay to the Purchaser under this Agreement.

11.2	The obligations of the Guarantor under Clause 11.1 above shall not be impaired by:
11.2.1	any extension of time, forbearance or concession by the Purchaser in taking steps to enforce the terms of this Agreement;

11.2.2	any disclaimer of this Agreement by a liquidator or trustee in bankruptcy of the Seller; or

11.2.3	the administration, insolvency or liquidation of the Seller.
11.3	The guarantee contained in Clause 11.1 shall be a continuing guarantee and shall remain in full force and effect until all the Seller’s obligations to the Purchaser under this Agreement have been duly performed or sums that have become due and payable to the Purchaser (but remain unpaid by the Seller) have been paid, whether by the Seller or the Guarantor.

12.	VAT

12.1	Except where otherwise specified, an obligation to pay any sum under this contract includes an obligation to pay VAT properly due on that sum or any part of it (against delivery of a VAT invoice), and all sums payable under this contract are exclusive of VAT payable on them.

12.2	The Purchaser and the Seller intend and expect that the sale of the Assets will be a zero rated export of goods under section 30 VATA.

12.3	The Purchaser warrants that it is not a taxable person for the purposes of VATA and does not have a place of business in the UK from which taxable supplies are made.

12.4	The Purchaser shall ensure that the Purchaser’s Tools, the Spare Parts (excluding the Consumed Spare Parts), Accessories and Manuals are exported to a destination outside the European Community within 3 months from the earliest of:
12.4.1	the Purchaser’s Tools, the Spare Parts (excluding the Consumed Spare Parts), Accessories and Manuals being made available to the Purchaser pursuant to Schedule 7; and

12.4.2	the date that the Purchase Price payable in respect of the Purchaser’s Tools, the Spare Parts (excluding the Consumed Spare Parts), Accessories and Manuals transferred on that Transfer Date is released from the Escrow Account pursuant to the Joint Escrow Instructions; or

12.4.3	in relation to any Accepted Non-Compliant Tools (including Accessories and Manuals associated with such Accepted Non-Compliant Tools), the date that the Reduced Tool Price is paid by the Purchaser;
(the “Time Period”), and shall, within the Time Period, provide the Seller with:
(A)	two items on either the “Official Evidence” list or the “Commercial Transport Evidence” list set forth in Schedule 9 which shall be interpreted in accordance with HM Revenue & Customs Notice 703 — VAT: Export of goods from the United Kingdom; and

(B)	any further information or documentation reasonably requested by the Seller to enable the Seller to treat the supply of the Purchaser’s Tools, the Spare Parts (excluding the Consumed Spare Parts), Accessories and Manuals as a zero-rated supply.
12.5	If the Purchaser fails to export the Purchaser’s Tools, the Spare Parts (excluding the Consumed Spare Parts), Accessories and Manuals or provide the evidence of export as required by Clause 12.4 above within the Time Period or if, for any other reason, the sale of any of the Assets is subject to VAT at the standard rate, then the Purchaser shall pay to the Seller, within four Business Days from the expiry of the Time Period, VAT at the standard rate on the Purchase Price payable in respect of such Assets together with any interest, penalty, surcharge or other sum demanded by HM Revenue & Customs (“Penalties”). The Purchaser shall pay reasonable professional costs and expenses the Seller may incur in relation to such VAT and Penalties, provided that the Seller gives the Purchaser reasonable notice prior to incurring such costs and expenses, and, subject to Clause 12.6 and so far as permitted by Law, permits the Purchaser to control any appeal or related proceedings, provided that (a) the Purchaser shall first indemnify and secure the Seller to their satisfaction against all losses (including any Penalties), costs, interest, damages and expenses which the Seller may so incur, (b) the Seller shall be entitled to participate in any such appeal or related proceedings at its own cost and expense (including legal counsel’s fees and costs of investigation), and (c) the Purchaser shall not agree to any settlement or compromise of, or an entry of any judgment arising from, any such appeal or related proceedings except with the prior written consent of the Seller , such consent not to be unreasonably withheld or delayed.

12.6	At the Purchaser’s cost, the Seller shall take or cause to be taken any action as reasonably requested or that is reasonably necessary or appropriate to give effect to the provisions of this Clause 12 provided that such action is consistent with the following provisions of this Clause 12.6.
12.6.1	The Seller shall notify the Purchaser of any enquiry by HM Revenue & Customs into the transactions contemplated under this Agreement, and of any determination or assessment by HM Revenue & Customs in respect of the same.

12.6.2	At the Purchaser’s cost, the Seller shall take such action and give such information and assistance to give effect to the provisions of this Clause 12 as is reasonably requested by the Purchaser or that is reasonably necessary or appropriate to give effect to its provisions. For the avoidance of doubt, the Purchaser shall be entitled to require the Seller by written notice to avoid, resist or appeal any determination or assessment by HM Revenue & Customs that VAT is due in relation to the transactions contemplated under this Agreement provided that:

(A)	the Seller shall not he obliged to appeal against any determination or assessment if, having given the Purchaser notice of such determination, the Purchaser has not, by the earlier of 14 days from receipt by the Seller of such notice, and 7 days prior to the expiry of any time for appeal, received instructions in writing from the Purchaser to do so; and

(B)	the Seller shall not be obliged to comply with any request of the Purchaser which involves contesting any determination or assessment before any tribunal, court or other appellate body unless they have been advised in writing by leading VAT counsel instructed by agreement between the Purchaser and the Vendor (or failing agreement to be selected at the instance of either party by the President for the time being of the General Council of the Bar of England and Wales) at the expense of the Purchaser that an appeal against the assessment will, on the balance of probabilities, be successful and a copy of such advice has been provided to the Seller; and

(C)	the Seller shall not be obliged to take any action which in the reasonable opinion of the Seller is likely to:
(1)	increase a liability to tax of any company in the group of companies of which the Seller is for the time being a member; or

(2)	interfere with the normal course of business of any such company; or

(3)	materially prejudice such company’s relationship with HM Revenue and Customs.
12.6.3	If either the Seller is not obliged to take any action pursuant to any of the clauses 12.6.2(A), (B) or (C) or the Purchaser fails to respond to any written request for instructions from the Seller within 10 days of such request, the Seller shall be free to satisfy or settle the relevant enquiry, determination or assessment on such terms as it may in its absolute discretion think fit and such satisfaction or settlement shall be without prejudice to any liability of the Purchaser under this Agreement.

12.6.4	The action which the Purchaser may request under this clause 12.6 shall include (without limitation) the Seller applying to postpone (so far as legally possible) the payment of any tax but shall not include allowing the Purchaser to take on or take over the conduct of any proceedings of whatsoever nature arising in connection with the determination or assessment in question.

12.6.5	Notwithstanding anything in the Agreement, the Seller shall not be obliged to take any steps under this clause 12.6 unless the Purchaser shall first indemnify and secure the Seller to their satisfaction against all losses (including any Penalties), costs, interest, damages and expenses which the Seller may so incur.
12.7	If the Purchaser fails to pay any amount in respect of VAT when due to be paid to the Seller pursuant to this Agreement, the Purchaser shall in addition pay interest on it at the rate of four per cent (4%) above the Bank of England base rate from the date that such payment was payable until the date that the Purcahser makes actual payment to the Seller.

12.8	If the Purchaser fails in any respect to comply with its obligations under this Clause 12 as a direct or indirect result of which HM Revenue & Customs impose any interest, penalty or surcharge on the Seller then the Purchaser shall immediately on demand pay to the Seller an amount equal to such interest, penalty or surcharge, and shall pay to the Seller an amount equal to any reasonable professional costs the Seller incurs in connection with the imposition.

12.9	To the extent that any sale pursuant to this Agreement is not a zero rated export of goods under section 30 VATA, the Seller or the Guarantor agrees to provide reasonable assistance and information, at the Purchaser’s cost, as the Purchaser shall reasonably require in seeking to reclaim any VAT charge to it under the terms of this Agreement from HM Revenue & Customs.

13.	WARRANTIES BY THE SELLER

13.1	The Seller warrants to the Purchaser in the terms of the statements set forth in Schedule 1 as at the date of this Agreement.

13.2	The Seller acknowledges and accepts that the Purchaser in entering into this Agreement has relied on the Seller’s Warranties.

13.3	Each of the Seller’s Warranties shall be construed as a separate and independent provision.

13.4	The Seller’s Warranties are given subject to matters fairly disclosed.

14.	WARRANTIES BY THE PURCHASER

14.1	The Purchaser warrants to the Seller in the terms of the statements set forth in Schedule 2 as at the date of this Agreement.

14.2	The Purchaser acknowledges and accepts that the Seller in entering into this Agreement has relied on the Purchaser’s Warranties.

14.3	Each of the Purchaser’s Warranties shall be construed as a separate and independent provision.

15.	WARRANTIES BY THE GUARANTOR

15.1	The Guarantor warrants to the Seller in the terms of the statements set forth in Schedule 3 as at the date of this Agreement.

15.2	The Guarantor acknowledges and accepts that the Seller in entering into this Agreement has relied on the Guarantor’s Warranties.

15.3	Each of the Guarantor’s Warranties shall be construed as a separate and independent provision.

16.	LIMITATION OF LIABILITY

16.1	Maximum amount of liability
16.1.1	The combined, cumulative, aggregate, joint liability of the Seller and the Guarantor (for the avoidance of doubt the cumulative, aggregate, liability of the Seller plus the cumulative, aggregate, liability of the Guarantor) for all Claims shall not exceed the Purchase Price (as amended in accordance with Clause 5); and

16.1.2	The cumulative, aggregate liability of the Purchaser for all Claims shall not exceed US$10 million.
16.2	De Minimis

No Party shall have any liability in respect of a Claim unless the liability agreed or determined in respect of the Claim (excluding related interest and costs) exceeds US$25,000 (twenty five thousand US dollars)

16.3	Minimum amount of aggregate liability

No Party shall have any liability in respect of a Claim unless the aggregate liability agreed or determined (excluding related interest and costs) in respect of all Claims exceeding US$25,000 (twenty five thousand US dollars) per Claim as referred to in Clause 16.2 exceeds US$100,000 (one hundred thousand US dollars) provided that if such aggregate liability exceeds US$100,000 (one hundred thousand US dollars), then the Party subject to such Claim shall be liable for the whole of the liability.

16.4	Time limits

Any claims made by a Party against another Party hereunder shall be made promptly when the claiming Party becomes aware of the basis for or circumstances that may give rise to a Claim. No Party shall have any liability or obligation with respect to any Claim if its defence of the Claim is materially prejudiced because it received late notice or no notice of the Claim from the claiming Party. No Claim shall be made against a Party unless notice in writing is given to the other Party or Parties by the claiming Party in accordance with the notice provisions under Clause 22 of this Agreement on or before the date falling six months after the Tool Removal Completion Date, or in the event of an Overrun, the Long Stop Date, or in the event of an Extension Period, the last day of any Extension Period. A Claim in respect of which notice is given in accordance with this Clause shall, if it has not previously been satisfied, settled or withdrawn, be deemed to have been withdrawn and be barred and unenforceable unless legal proceedings have been issued and served on the other Parties in respect of such Claim within six months after the date of such notice or, where the Claim is based on a contingent liability, within six months after such liability ceases to be contingent.

16.5	Exclusion of Claims
16.5.1	No Party shall have any liability in respect of any Claim in relation to any matter:
(A)	fairly disclosed by such Party, with sufficient detail to identify the nature of and extent of the matters so disclosed;

(B)	actually known by the other Party or Parties prior to the date of this Agreement;

(C)	which would not have occurred but for any act, omission or transaction on or after the date of this Agreement by or with the consent of the other Party or Parties.
16.5.2	The Purchaser specifically acknowledges and agrees that it shall have no Claim against the Seller or the Guarantor on any account whatsoever in relation to the

Assets or Consumables (whether on account of its state or condition, fitness for purpose or otherwise) save as provided in Schedule 7.
16.6	No special loss

No Party shall have liability under a Claim to the extent that such Claim constitutes punitive, incidental or special loss or damages, or losses or damages related to or arising from any loss of profits, opportunity costs or financing costs, delay or change in valuation of any real property or other asset.

16.7	Contingent Claims

No Party shall have liability in respect of any Claim which is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable.

16.8	No other warranties or covenants
16.8.1	The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Transaction, and the Purchaser has been furnished with or given sufficient access to such information about the Assets, the Consumables, the Seller and its operations and other information relevant to the Transaction.

16.8.2	The Purchaser acknowledges that, except as expressly set forth in this Agreement, there are no warranties of any kind, express or implied, by the Seller or any other affiliated companies of the Seller, including, without limitation, the Guarantor.

16.8.3	Notwithstanding anything to the contrary contained herein, no Party shall have any liability in respect of any liability or loss:
(A)	to the extent that it arises or is increased as a result of the passing of, or a change in, any Law, interpretation of the Law or administrative practice of any Governmental Entity, after the date of this Agreement;

(B)	if it would not have arisen but for any act, omission, transaction or arrangement carried out at the request of or with the written consent of the other Party; or

(C)	to the extent that it relates to any liability or loss for which the other Party or any of its affiliates makes recovery whether by contribution, indemnity or insurance (except that no Party shall be required to make a claim under any insurance policy ahead of any Claim against the other Party if such insurance claim will result in a material increase of that Party’s insurance premiums).
16.9	No double recovery

A Party is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution under this Agreement more than once in respect of the same loss or liability (other than a recurring loss or liability).

16.10	Non-applicability in the event of fraud or wilful misconduct

The exclusions and limitations set forth in this Clause 16 shall not apply in relation to Claims which are the consequence of fraud or wilful misconduct by any Party.
17.	REMEDIES

17.1	A Party’s rights and remedies in respect of any Claim shall be limited only to damages for breach of contract and as set forth in Clause 16. A Party shall not be entitled to (i) rescind or terminate this Agreement, the Tri-Partite Agreement, the Escrow Agreement or any of the documents referred thereto, (ii) void or otherwise challenge consummation of the Transaction or any portion thereof, or (iii) recover damages in tort, including pursuant to a claim for misrepresentation.

17.2	Nothing in this Agreement shall operate to reduce any Party’s common law duty to mitigate any loss giving rise to any Claim and for the avoidance of doubt each Party shall be under a duty so to mitigate.

17.3	The Purchaser agrees to waive any right or remedy which the Purchaser may have against any Employee, consultant, representative, advisor or agent of the Seller or the Guarantor in connection with any representation, warranty, agreement or statement by any such person in relation to the Transaction, this Agreement, the Tri-Partite Agreement, the Escrow Agreement and any other document to be delivered or executed in connection therewith. The Seller agrees to waive any right or remedy which the Seller may have against any employee, consultant, representative, advisor or agent of the Purchaser in connection with any representation, warranty, agreement or statement by any such person in relation to the Transaction, this Agreement, the Tri-Partite Agreement, the Escrow Agreement and any other document to be delivered or executed in connection therewith.

18.	THIRD PARTY CLAIMS

A Party (the “Indemnifying Party”) shall promptly notify the other Parties of any claims against the Indemnifying Party brought or threatened by any person (including any Governmental Entity) in respect of which the Indemnifying Party is or may be liable for Losses under this Agreement (each, a “Third Party Claim”). The Party receiving such notice (the “Indemnified Party”) may at its election undertake and conduct the defence of such Third Party Claim with legal counsel that it selects, and the Indemnifying Party shall be entitled to participate in at its own cost and expense (including legal counsel’s fees and costs of investigation), but not to determine, control or conduct, the defence of such Third Party Claim. If the Indemnified Party has assumed the defence of a Third Party Claim, the Indemnifying Party shall not be liable for any costs and expenses (including legal counsel’s fees and costs of investigation) subsequently incurred by the Indemnified Party in connection with the defence of the Third Party Claim. The Indemnified Party shall not agree to any settlement or compromise of, or an entry of any judgment arising from, any such Third Party Claim except with the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed, even if such settlement or compromise gives the claimant or the plaintiff to the Indemnifying Party a release from liability in respect of such Third Party Claim.

19.	ANNOUNCEMENTS

19.1	Subject to Clause 19.2, each of the Parties undertakes that it shall not make any announcement or issue any circular or other publicity relating to the existence or subject matter of this Agreement without it being approved in writing by the other Parties as to its content, form and manner of publication (such approval not to be unreasonably withheld or delayed). The Parties shall consult together upon the form of any such announcement or circular in relation to the subject matter of this Agreement and each of the other Parties shall promptly provide such information and comment as the Party making the announcement or sending out the circular may from time to time reasonably request.

19.2	Any Party shall be permitted to make announcements relating to the existence or subject matter of this Agreement without it being approved in writing by the other Parties if and to the extent:
19.2.1	required by Law; or

19.2.2	required by any securities exchange or regulatory or any other Governmental Entity to which any Party is subject or submits, wherever situated.
19.3	Nothing in this Clause 19 shall prohibit the Purchaser from engaging in private discussions with select potential buyers for some but not all of the Purchaser’s Tools at any time after the Condition has been satisfied provided that any such private discussion is limited to the make, model, specification and general performance data of the relevant Purchaser’s Tools and does not involve the use of any public advertising.

20.	CONFIDENTIALITY

20.1	Subject to Clauses 20.2 and 20.3, the Seller, the Guarantor and the Purchaser each undertake to treat as confidential, and not to disclose or use, directly or indirectly, for its own or any other person’s benefit, all information obtained as a result of entering into or performing this Agreement which relates either to the provisions of, or negotiations relating to, this Agreement or to the business or affairs of the any Party.

20.2	A Party may disclose information which is subject to Clause 20.1 to its employees, professional advisers, auditors, and bankers.

20.3	A Party may disclose information which is subject to Clause 20.1 if and to the extent:
20.3.1	required by Law;

20.3.2	required by any securities exchange or regulatory or any other Governmental Entity to which any Party is subject or submits, wherever situated;

20.3.3	required to vest the full benefit of this Agreement in that Party or expressly contemplated by this Agreement;

20.3.4	the information has come into the public domain through no fault of that party;

20.3.5	the information was already known to the relevant party at the time it was disclosed to it or otherwise obtained by it; or

20.3.6	the Party to whom it relates has given their consent in writing;

and any information to be disclosed pursuant to Clauses 20.3.1 or 20.3.2 shall be disclosed so far as is reasonably practicable only after prior consultation with each of the other Parties.
21.	OTHER PROVISIONS

21.1	Costs

Except as otherwise stated in this Agreement and any documents referred to in it, each of the Parties shall pay its own costs and expenses (including legal fees and VAT (if any)) incurred by it in connection with the negotiation, preparation and execution of this Agreement and all other documents referred to in it and the Transaction.

21.2	Deductions and Withholdings
21.2.1	For the purposes of this Clause 21.2:

A “UK Tax Paying Company” shall mean, a company incorporated in England and Wales, and resident for tax purposes, carrying on business and subject to corporation tax, in the United Kingdom of Great Britain & Northern Ireland; and

the Seller shall be entitled in its absolute discretion:
(A)	to assess whether or not any deductions or withholdings are required by law and whether or not such deductions or withholdings would have been required had the Purchaser been a UK Tax Paying Company;

(B)	to assess (the extent to which an amount paid or due to the Purchaser under this Agreement would have been subject to UK corporation tax had the Purchaser been a UK Tax Paying Company; and
in both cases, to treat the Purchaser accordingly.
21.2.2	Except as expressly provided in this Agreement, any amount payable under this Agreement shall be paid free and clear of all deductions, withholdings, counter-claims or set-off whatsoever, save only as may be required by Law.

21.2.3	If, subject to Clause 21.2.1, any deductions or withholdings would be required by law to be made from any sums payable by the Seller to the Purchaser, the Seller shall be obliged to pay the Purchaser such amount as would, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding, unless the Seller would not have had to make such deductions or withholdings had the Purchaser been a UK Tax Paying Company.

21.2.4	If the Seller would be required by law to make a deduction or withholding as is referred to in Clause 21.2.3, the Seller shall:
(A)	make such deduction or withholding;

(B)	account for the full amount deducted or withheld to the relevant authority in accordance with applicable law; and

(C)	provide to the Purchaser the original, or a certified copy, of a receipt or other documentation evidencing the above.

21.2.5	If, subject to Clause 21.2.1, any amount paid or due to the Purchaser under this Agreement would be a taxable receipt of the Purchaser, then the amount so paid or due (the “Net Amount”) shall be increased to an amount which, after subtraction of the amount of any tax on such increased amount which arises, or would but for the availability of any relief arise, shall equal the Net Amount provided that if any payment is initially made on the basis that the amount is not taxable in the hands of the Purchaser and it is subsequently determined that it is, or vice versa, appropriate adjustments shall be made between the Purchaser and the Seller and provided further that the amount paid or due shall not be increased to the extent that such increase would not have been necessary had the Purchaser been a UK Tax Paying Company.
21.3	Further assurance

Each of the Parties shall, at its own expense, do, execute and perform all further acts, deeds, documents and things as may be reasonably requested from time to time in order to implement all the provisions of this Agreement and to transfer the legal and beneficial title to the Assets in accordance with this Agreement.

21.4	Variation

Except for Schedule 5, which may be amended by the Seller pursuant to Clause 5.4 hereof, no variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the Parties.

21.5	Construction

The Parties have participated jointly in the drafting and negotiation of this Agreement. This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions herein.

21.6	Entire agreement
21.6.1	This Agreement and the Related Agreements contain the entire agreement in relation to the matters contemplated by this Agreement and supersede any previous agreements or undertakings between or among the Parties in relation to such matters.

21.6.2	Each of the Parties acknowledges that in entering into this Agreement it has not relied on any representation, warranty or undertaking not set forth in this Agreement and that (in the absence of fraud) it will not have any right or remedy arising out of any such representation, warranty or undertaking.
21.7	Waivers and remedies
21.7.1	No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this Agreement shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

21.7.2	All rights of any person contained in this Agreement are in addition to all rights vested or to be vested in it pursuant to common law or statute.

21.8	Severability

Each of the provisions of this Agreement is distinct and severable from the others and if at any time one or more of such provisions is or becomes invalid, unlawful or unenforceable (whether wholly or to any extent), the validity, lawfulness and enforceability of the remaining provisions (or the same provision to any other extent) shall not in any way be affected or impaired.

21.9	Successors

This Agreement shall be binding on and enure to the benefit of each Party and its lawful successors.

21.10	Assignment

None of the Parties shall be entitled to assign or transfer any of its rights or benefits under this Agreement.

21.11	Third party rights

Nothing in this Agreement confers any rights on any person under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of any person which exists or is available apart from that Act.

21.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which shall together constitute one and the same Agreement.

22.	NOTICES

22.1	Each party may give any notice or other communication under or in connection with this Agreement by letter, facsimile transmission or electronic mail addressed to the other Party. The address for service of each Party shall be the address set forth in Clause 22.3 or such other address for service as the addressee may from time to time notify to the other Parties for the purposes of this Clause.

22.2	Any such communication will be deemed to be served:
22.2.1	if personally delivered, at the time of delivery and, in proving service, it shall be sufficient to produce a receipt for the notice signed by or on behalf of the addressee;

22.2.2	if by letter, at noon on the tenth Business Day after such letter was posted (or, in the case of airmail, five Business Days after such letter was posted) and, in proving service, it shall be sufficient to prove that the letter was properly stamped first class (or airmail), addressed and delivered to the postal authorities;

22.2.3	if by overnight courier (such as Federal Express or DHL), on the third Business Day after such courier was dispatched, and in proving service, it shall be sufficient to produce a tracking number or a receipt confirmation indicating that the courier was dispatched and received by the recipient;

22.2.4	if by facsimile transmission, at noon on the Business Day after the day of transmission and, in proving service, it shall be sufficient to produce a transmission report from the sender’s facsimile machine indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; and

22.2.5	if by electronic mail, at noon on the Business Day after such communication was sent and, in proving service, it shall be sufficient to produce a computer print out indicating that the message was sent to the recipient’s electronic mail address.
22.3	Details of each Party for service of notice are as follows:

Name:	Atmel North Tyneside Limited (Seller)
Address:	C/o Atmel Corporation
2325 Orchard Parkway
San Jose, California 95131
USA

Fax no:	+1 408 436 4111
Electronic mail address:	preutens@atmel.com and nyamaguchi@atmel.com
Tel no:	+ 1408 441 0311
Attention:	Chief Legal Officer

Name:	Taiwan Semiconductor Manufacturing Company
Address:	Limited (Purchaser)
8 Li-Hsin 6 Road
Hsinchu Science Park
Hisinchu, Taiwan ROC

Fax no:	+886-3-567-8689
Electronic mail address:	Dick Thurston@tsmc.com
Tel no:	+886-3-568-2002
Attention:	Office of the General Counsel

Name:	Atmel Corporation (Guarantor)
Address:	2325 Orchard Parkway
San Jose, California 95131
USA

Fax no:	+1 408 436 4111
Electronic mail address:	preutens@atmel.com and nyamaguchi@atmel.com
Tel no:	+1 408 441 0311
Attention:	Chief Legal Officer
23.	LAW AND JURISDICTION

23.1	This Agreement and all disputes or claims arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

23.2	Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of England and Wales in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

23.3	Each of the Parties agrees that without preventing any other mode of service, any document in action (without limitation) may be served on any Party by being delivered to or left for that Party at its address for service of notices under Clause 22; or (a) in the case of the Purchaser, by being delivered to its agent in accordance with Clause 23.3, marked, for so long as such agent is Simmons & Simmons, “For the urgent attention of the Managing Partner, Corporate Department”, and (b) in the case of the Seller or the Guarantor, by being delivered to their agent in accordance with Clause 23.4.

23.4	The Purchaser irrevocably appoints Simmons & Simmons of One Ropemaker Street, London EC2Y 9SS, United Kingdom, fax number +44 (0)20 7628 2070, as its agent to receive on its behalf in England or Wales service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Purchaser) and shall be valid until such time as each of the Seller and the Guarantor has received prior written notice that such agent has ceased to act as agent pursuant to this Clause. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, the Purchaser shall forthwith appoint a substitute acceptable to the Seller and the Guarantor (each acting reasonably) and deliver to the Seller and the Guarantor the new agent’s name, address and fax number within England and Wales.

23.5	As soon as reasonably practicable following signing, and in any event no later than ten Business Days following signing of this Agreement, each of the Seller and the Guarantor shall appoint an agent acceptable to the Purchaser (acting reasonably) and deliver to the Purchaser such agent’s name, address and fax number within England and Wales to receive on its behalf in England or Wales service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Seller or the Guarantor (as the case may be)) and shall be valid until such time as the Purchaser has received prior written notice that such agent has ceased to act as agent pursuant to this Clause. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, each of the Seller and the Guarantor shall forthwith appoint a substitute acceptable to the Purchaser (acting reasonably) and deliver to the Purchaser the new agent’s name, address and fax number within England and Wales.

AS WITNESS of which this Agreement has been duly signed on the date written at the beginning of this Agreement.

Signed by Steven Laub	)
a director or officer duly authorised	)
for and on behalf of ATMEL NORTH	)	/s/ Steven Laub
TYNESIDE LIMITED	)	Director/Officer
Signature of witness: /s/ Walt Lifsey
Name (in BLOCK CAPITALS): WALT LIFSEY
Address:

Signed by Steven Laub	)
a director or officer duly authorised	)
for and on behalf of ATMEL	)	/s/ Steven Laub
CORPORATION	)	Director/Officer
Signature of witness:                    /s/ Walt Lifsey
Name (in BLOCK CAPITALS): WALT LIFSEY
Address:
[Signature Page to Asset Sale Agreement]

Signed by C.C. Wei	)
a director or officer duly authorised	)
for and on behalf of TAIWAN	)
SEMICONDUCTOR	)
MANUFACTURING COMPANY	)	/s/ C.C. Wei
LIMITED	)	Authorised Officer
[Signature Page to Asset Sale Agreement]